Exhibit 1.1

October 10, 2013

STRICTLY CONFIDENTIAL
IntelGenx Technologies Corp.
6425 Abrams
St-Laurent, QC H4S 1X9
Attn: Horst Zerbe

Dear Dr. Zerbe:

This letter (the “Agreement”) constitutes the agreement between IntelGenx Technologies Corp. (the “Company”) and H.C. Wainwright & Co., LLC (“HCW”) that HCW shall serve as the exclusive US placement agent (the “Services”) for the Company, on a “best efforts” basis, in connection with the proposed offering by the Company (the “Offering”) on a registration statement on Form S-1 (the “Form S-1”) of between USD$3,000,000 and USD$6,000,000 of shares (the “Shares”) of common stock, $0.00001 par value per share, of the Company (“Common Stock”) and warrants to purchase shares of Common Stock (the “Warrants” and, collectively with Shares and shares of Common Stock underlying the Warrants, the “Securities”). The terms of the Offering and issuance of Securities in the Offering shall be mutually agreed upon by the Company and the investors (the “Investors”) at the time of the Offering and nothing herein implies that HCW would have the power or authority to bind the Company or an obligation for the Company to issue any Securities or complete the Offering. The Company expressly acknowledges and agrees that HCW's obligations hereunder are on a reasonable best efforts basis only and that the execution of this Agreement does not constitute a commitment by HCW to purchase the Securities and does not ensure the successful placement of the Securities or any portion thereof or the success of HCW with respect to securing any other financing on behalf of the Company. HCW may engage one or more duly registered selected dealer(s) to assist with offers and sales of the Securities in the Offering, subject to the Company’s prior written approval which shall not be unreasonably withheld. Notwithstanding anything herein, the Company shall not engage any other US or non-US investment bank in connection with the Offering without HCW’s prior written consent.

For the avoidance of doubt, it is expressly understood and agreed by the parties to this Agreement that the Offering must be in full compliance with TSX-V rules and regulations. Notwithstanding any text to the contrary contained herein, in the event that there exists any discordance between any term or condition contained in this Agreement and TSX-V rules and regulations, TSX-V rules and regulations shall prevail.

Additionally, notwithstanding anything herein to the contrary, in the event that HCW determines that any of the terms provided for hereunder shall not comply with a FINRA rule as to the Offering, including but not limited to FINRA Rule 5110, then the Company shall agree to amend this Agreement (or include such revisions in the final underwriting or placement agency agreement) in writing upon the request of HCW to comply with any such rules; provided that any such amendments shall not provide for terms that are less favorable to the Company.

Unless the Offering is an underwritten offering by HCW, in which case the Company shall enter into an underwriting agreement with HCW that is customary for such offerings, if required by the Investors, the sale of Securities to any Investor will be evidenced by a purchase agreement (“Purchase Agreement”) between the Company and such Investor in a form reasonably satisfactory to the Company and HCW. Prior to the signing of any Purchase Agreement, officers of the Company with responsibility for financial affairs will be available to answer inquiries from prospective investors.

HCW shall be a third party beneficiary of any representations, warranties and covenants made by the Company to any Investor in a Transaction. Additionally, if requested by HCW at the Closing (as defined below), the Company shall provide HCW with any additional covenants, conditions, representations, warranties, legal opinions, comfort letters or officer’s certificates which are customary for similar transactions and reasonably requested by HCW at such time, all in form and substance reasonably satisfactory to HCW and its counsel.

A. Terms of the Offering. HCW understands that, due to TSX -V rules, the Offering cannot be completed at a price that exceeds a discount factor of 10% to the closing price of the Company's shares on the TSX-V on the day preceding the date of completion.

B. Fees and Expenses. In connection with the Services described above, the Company shall pay to HCW the following compensation:

1. Placement Agent's Fee. A cash fee shall be payable to HCW immediately upon the closing of the Offering (the “Closing”) equal to 6% of the aggregate gross proceeds raised in the Offering. The Placement Agent's Fee shall be paid at the Closing out of an independent escrow account established for the disbursement of the gross proceeds of the Securities sold. For purposes of clarity, if any purchase of Securities by any Investor is subject to any tail fee arrangement between the Company and any third party in connection with the Closing, such tail fee arrangement shall not reduce the cash fee payable to HCW pursuant to this Section B.1 with respect to such purchase of Securities by such Investor at the Closing.

2. Warrants. As additional compensation for the Services, the Company shall issue to HCW or its designees at the Closing warrants (the “HCW Warrants”) to purchase that number of shares of common stock, $0.00001 par value per share, of the Company (“Common Stock”) equal to 6% of the aggregate number of Shares issued in the Offering (not including any shares of Common Stock underlying any Warrants issued in such Offering). The HCW Warrants shall have the same term, including exercise price and registration rights, as the Warrants issued to Investors. If no Warrants are issued to Investors, the HCW Warrants shall have a term of 4 years from the effective date of the registration statement in the Offering and an exercise price equal to 125% of the public offering price per Share. Notwithstanding the foregoing, the issuance of HCW Warrants will be in accordance with the limits and restrictions imposed by the TSX-V and FINRA. Notwithstanding the foregoing, the Company shall issue HCW Warrants pursuant to this Section 2 only if the Offering has aggregate gross proceeds to the Company of at least US$3,000,000 (the “Minimum”). If the aggregate gross proceeds to the Company in the Offering is less than US$3,000,000 the Company shall not issue any HCW Warrants pursuant to this Section 2.

3. Expenses. In addition to any fees payable to HCW hereunder, but only if the Offering is consummated, the Company hereby agrees to reimburse HCW on a non-accountable basis for all reasonable travel and other out-of-pocket expenses incurred in connection with HCW's engagement, including the reasonable fees and expenses of HCW's counsel (collectively, the “Reimbursement”). The Reimbursement at the Closing shall be limited to USD$50,000 without prior written approval by the Company and shall be paid from the gross proceeds of the Securities sold; provided, however, that such expense cap in no way limits or impairs the indemnification and contribution provisions of this Agreement.

C. Term and Termination of Engagement. The term (the “Term”) of HCW's engagement will begin on the date hereof and end 15 days after the receipt by either party hereto of written notice of termination; provided that no such notice may be given by the Company before the twelve month anniversary of the date of this Agreement. Notwithstanding anything to the contrary contained herein, the provisions concerning confidentiality, indemnification, contribution and the Company's obligations to pay fees and reimburse expenses contained herein will survive any expiration or termination of this Agreement. Notwithstanding the following, in the event that the Offering is not consummated with at least the Minimum beforehand, this Agreement will terminate on the earlier of (i) December 15, 2013 or (ii) 15 business days following the date that FINRA and the Securities and Exchange Commission confirm to HCW and the Company, respectively, that they have no further comments with respect to the Form S-1.

D. Other Offerings during the Term. The Company grants HCW a right of first refusal under which HCW shall have the right to act as sole placement agent in connection with any offering of equity securities (“Subsequent Offering”) during the period beginning upon Closing and ending upon termination of this Agreement; for greater clarity, in the event that the Offering is not consummated with at least the Minimum beforehand, the right of first refusal in this Section D will terminate on the earlier of (i) December 15, 2013 or (ii) 15 business days following the date that FINRA and the Securities and Exchange Commission confirm to HCW and the Company, respectively, that they have no further comments with respect to the Form S-1. As used herein, a “right of first refusal” means that if the Company determines to engage any party to assist the Company in a Subsequent Offering, then HCW shall have the right, but not the obligation, to act as the Company’s sole placement agent in connection with such Subsequent Offering. In connection with such right of HCW, the Company shall deliver written notice to HCW of its intention to pursue a Subsequent Offering and, within 5 days of the delivery of such notice, HCW shall provide a term sheet to the Company setting forth the terms pursuant to which HCW proposes to act as the sole United States placement agent for such Subsequent Offering. In connection with such Subsequent Offering, this Agreement shall the Company and HCW shall enter into agreements, reasonably acceptable to the Company and HCW, containing provisions for compensation, indemnification, and other matters that are reasonably similar to those terms set forth herein, provided that the duration of any such agreements and any future right of first refusal shall be negotiated between the Company and HCW. In the event that the parties are unable to agree on the terms under which HCW shall be engaged as sole United States placement agent for the Subsequent Offering within 15 days after receipt by the Company of HCW’s term sheet, then after such 15 day period the Company shall be permitted to seek bona fide proposals from third parties, provided that, in the event that the Company determines to accept any such third party proposal, the Company shall provide HCW with written notice of such determination and the terms and conditions of such proposal, and HCW shall have the right to match the material terms of such proposal within 5 days after receipt of such notice.

E. Use of Information. The Company will furnish HCW such written information as HCW reasonably requests in connection with the performance of its services hereunder. The Company understands, acknowledges and agrees that, in performing its services hereunder, HCW will use and rely entirely upon such information as well as publicly available information regarding the Company and other potential parties to the Offering and that HCW does not assume responsibility for independent verification of the accuracy or completeness of any information, whether publicly available or otherwise furnished to it, concerning the Company or otherwise relevant to the Offering, including, without limitation, any financial information, forecasts or projections considered by HCW in connection with the provision of its services.

F. Confidentiality. In the event of the consummation or public announcement of the Offering, HCW shall have the right to disclose its participation in the Offering, including, without limitation, the placement at its cost of “tombstone” advertisements in financial and other newspapers and journals. HCW agrees not to use any confidential information concerning the Company provided to HCW by the Company for any purposes other than those contemplated under this Agreement.

G. Securities Matters. The Company shall be responsible for any and all compliance with the securities laws applicable to it, including, without limitation, Regulation D of the Securities Act of 1933, and Rule 506 promulgated thereunder, and unless otherwise agreed in writing, all state securities laws. HCW agrees to cooperate with counsel to the Company in that regard.

H. Indemnity.

1. In connection with the Company's engagement of HCW as placement agent, the Company hereby agrees to indemnify and hold harmless HCW and its affiliates, and the respective controlling persons, directors, officers, shareholders, agents and employees of any of the foregoing (collectively the “Indemnified Persons”), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses incurred by any of them (including the reasonable fees and expenses of counsel), (collectively a “Claim”), that are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with the Company's engagement of HCW, or (B) otherwise relate to or arise out of HCW's activities on the Company's behalf under HCW's engagement, and the Company shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding, whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. The Company will not, however, be responsible for any Claim, that is finally judicially determined to have resulted from the gross negligence or willful misconduct of any person seeking indemnification for such Claim. The Company further agrees that no Indemnified Person shall have any liability to the Company for or in connection with the Company's engagement of HCW except for any Claim incurred by the Company as a result of such Indemnified Person's gross negligence or willful misconduct.

2. The Company further agrees that it will not, without the prior written consent of HCW, settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person from any and all liability arising out of such Claim.

3. Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify the Company in writing of such complaint or of such assertion or institution but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by such Indemnified Person, the Company will assume the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that legal counsel to such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest or if the defendant in, or target of, any such Claim, includes an Indemnified Person and the Company, and legal counsel to such Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to the Company, then such Indemnified Person may employ its own separate counsel to represent or defend him, her or it in any such Claim and the Company shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if the Company fails timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Party shall have the right, but not the obligation, to defend, contest compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by the Company therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In addition, with respect to any Claim in which the Company assumes the defense, the Indemnified Person shall have the right to participate in such Claim and to retain his, her or its own counsel therefor at his, her or its own expense.

4. The Company agrees that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason then (whether or not HCW is the Indemnified Person), the Company and HCW shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to the Company, on the one hand, and HCW on the other, in connection with HCW's engagement referred to above, subject to the limitation that in no event shall the amount of HCW's contribution to such Claim exceed the amount of fees actually received by HCW from the Company pursuant to HCW's engagement. The Company hereby agrees that the relative benefits to the Company, on the one hand, and HCW on the other, with respect to HCW's engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by the Company or its stockholders as the case may be, pursuant to the Offering (whether or not consummated) for which HCW is engaged to render services bears to (b) the fee paid or proposed to be paid to HCW in connection with such engagement.

5. The Company's indemnity, reimbursement and contribution obligations under this Agreement (a) shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity and (b) shall be effective whether or not the Company is at fault in any way.

I. Limitation of Engagement to the Company. The Company acknowledges that HCW has been retained only by the Company, that HCW is providing services hereunder as an independent contractor (and not in any fiduciary or agency capacity) and that the Company's engagement of HCW is not deemed to be on behalf of, and is not intended to confer rights upon, any shareholder, owner or partner of the Company or any other person not a party hereto as against HCW or any of its affiliates. or any of its or their respective officers, directors, controlling persons (within the meaning of Section 15 of the Act or Section 20 of the Securities Exchange Act of 1934), employees or agents. Unless otherwise expressly agreed in writing by HCW, no one other than the Company is authorized to rely upon this Agreement or any other statements or conduct of HCW, and no one other than the Company is intended to be a beneficiary of this Agreement. The Company acknowledges that any recommendation or advice, written or oral, given by HCW to the Company in connection with HCW's engagement is intended solely for the benefit and use of the Company's management and directors in considering the Offering, and any such recommendation or advice is not on behalf of, and shall not confer any rights or remedies upon, any other person or be used or relied upon for any other purpose. HCW shall not have the authority to make any commitment binding on the Company. The Company, in its sole discretion, shall have the right to reject any investor introduced to it by HCW. The Company agrees that it will perform and comply with the covenants and other obligations set forth in the purchase agreement and related transaction documents between the Company and the investors in the Offering, and that HCW will be entitled to rely on the representations, warranties, agreements and covenants of the Company contained in such purchase agreement and related transaction documents as if such representations, warranties, agreements and covenants were made directly to HCW by the Company.

J. Limitation of HCW's Liability to the Company. HCW and the Company further agree that neither HCW nor any of its affiliates or any of its their respective officers, directors, controlling persons (within the meaning of Section IS of the Act or Section 20 of the Exchange Act of 1934), employees or agents shall have any liability to the Company, its security holders or creditors, or any person asserting claims on behalf of or in the right of the Company (whether direct or indirect, in contract, tort, for an act of negligence or otherwise) for any losses, fees, damages, liabilities, costs, expenses or equitable relief arising out of or relating to this Agreement or the Services rendered hereunder, except for losses, fees, damages, liabilities, costs or expenses that arise out of or are based on any action of or failure to act by HCW and that are finally judicially determined to have resulted solely from the gross negligence or willful misconduct of HCW.

K. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein. Any disputes that arise under this Agreement, even after the termination of this Agreement, will be heard only in the state or federal courts located in the City of New York, State of New York. The parties hereto expressly agree to submit themselves to the jurisdiction of the foregoing courts in the City of New York, State of New York. The parties hereto expressly waive any rights they may have to contest the jurisdiction, venue or authority of any court sitting in the City and State of New York. In the event of the bringing of any action, or suit by a party hereto against the other party hereto, arising out of or relating to this Agreement, the party in whose favor the final judgment or award shall be entered shall be entitled to have and recover from the other party the costs and expenses incurred in connection therewith, including its reasonable attorneys' fees. Any rights to trial by jury with respect to any such action, proceeding or suit are hereby waived by HCW and the Company.

L. Notices. All notices hereunder will be in writing and sent by certified mail, hand delivery, overnight delivery or fax, if sent to HCW, to the address set forth on the bottom of the first page of this Agreement, and if sent to the Company, to IntelGenx Technologies Corp., fax number (514) 331-0436, Attention: Dr. Horst Zerbe. Notices sent by certified mail shall be deemed received five days thereafter, notices sent by hand delivery or overnight delivery shall be deemed received on the date of the relevant written record of receipt, and notices delivered by fax shall be deemed received as of the date and time printed thereon by the fax machine.

M. Miscellaneous. This Agreement shall not be modified or amended except in writing signed by HCW and the Company. This Agreement shall be binding upon and inure to the benefit of both HCW and the Company and their respective assigns, successors, and legal representatives. This Agreement constitutes the entire agreement of HCW and the Company with respect to the subject matter hereof and supersedes any prior agreements. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect. This Agreement may be executed in counterparts (including facsimile counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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In acknowledgment that the foregoing correctly sets forth the understanding reached by HCW and the Company, please sign in the space provided below, whereupon this letter shall constitute a binding Agreement as of the date indicated above.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By:_________________________
Name:
Title:

Accepted and Agreed:

INTELGENX TECHNOLOGIES CORP.

By:_________________________________
Name:
Title:

THIS AMENDMENT AGREEMENT (the “Agreement”), dated as of December __, 2013, is entered into by and between IntelGenx Technologies Corp. (the “Company”) and H.C. Wainwright & Co., LLC (“HCW”). Defined terms not otherwise defined herein shall have the meanings set forth in the Engagement Agreement (as defined below).

WHEREAS, pursuant to an engagement agreement dated October 10, 2013, the Company engaged HCW as its exclusive placement agent (the “Engagement Agreement”);

WHEREAS, the Company and HCW wish to amend the terms of the Engagement Agreement pursuant to the terms hereof.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each party hereby agrees as follows:

1. Amendments.

a.	Section B(3) of the Engagement Agreement is hereby amended and restated in its entirety to read as follows:

“In addition to any fees payable to HCW hereunder, subject to FINRA Rule 5110(f)(2)(D), the Company hereby agrees to reimburse HCW on a non-accountable basis (the “Reimbursement”). The Reimbursement at the Closing shall be limited to the lesser of (i) 1% of the gross proceeds of the Offering or (ii) USD$50,000 and shall be paid from the gross proceeds of the Securities sold; provided, however, that such expense cap in no way limits or impairs the indemnification and contribution provisions of this Agreement.”

b.	Section C of the Engagement Agreement is hereby amended and restated in its entirety to read as follows:

“The term (the “Term”) of HCW’s engagement will begin on the date hereof and end on the twelve month anniversary of the date of this Agreement (the “Termination Date”); provided, however, either party may terminate this agreement by providing 30 days written notice of termination. Notwithstanding anything to the contrary contained herein, the provisions concerning confidentiality, indemnification, contribution and, subject to FINRA Rule 5110(f)(2)(D), the Company's obligations to pay fees and reimburse expenses contained herein will survive any expiration or termination of this Agreement. Notwithstanding the following, in the event that the Offering is not consummated with gross proceeds equal to at least the Minimum, this Agreement will terminate on December 15, 2013.”

c.	The first sentence of Section D of the Engagement is hereby amended and restated in its entirety to read as follows:

“Upon the Closing for at least the Minimum, the Company grants HCW a right of first refusal under which HCW shall have the right to act as sole placement agent in connection with any offering of equity securities (“Subsequent Offering”) until October 27, 2014. Upon the Closing for less than the Minimum, the Company grants HCW a right of first refusal under which HCW shall have the right to act as sole placement agent in connection with any Subsequent Offering until December 15, 2013. In the event that this Agreement is terminated without the consummation of the Offering, HCW will not be granted a right of first refusal. During the term of the right of first refusal granted to HCW, in the event that HCW does not act as sole placement agent in connection with any Subsequent Offering, then, HCW shall be entitled to the fees, as set forth in this Agreement, to the extent that such Subsequent Financing is provided to the Company by investors whom HCW had introduced, directly or indirectly, to the Company during the Term.”

2. Miscellaneous. Except as expressly set forth above, all of the terms and conditions of the Engagement Agreement shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein. This Agreement may be executed in two or more counterparts and by facsimile signature or otherwise, and each of such counterparts shall be deemed an original and all of such counterparts together shall constitute one and the same agreement.

IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.

INTELGENX TECHNOLOGIES CORP.

By:_____________________________________
            Name:
            Title:

H.C. WAINWRIGHT & CO., LLC

By:_____________________________________
            Name:
            Title:

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